Exhibit 99.1

For Immediate Release	Contact:	William E. Hitselberger
(610) 397-5298
bhitselberger@pmacapital.com

PMA Capital Reports Improved Third Quarter 2009 Results

Blue Bell, PA, November 3, 2009 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the third quarter and first nine months of 2009:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2009	2008	2009	2008
Operating income before gain on sale of real estate	$6,732	$6,405	$18,622	$16,593
Gain on sale of real estate after tax	-	-	-	1,378
Operating income	6,732	6,405	18,622	17,971
Realized investment gains (losses) after tax	517	(5,154)	697	(3,239)
Income from continuing operations	7,249	1,251	19,319	14,732
Loss from discontinued operations after tax	(40)	(2,310)	(1,291)	(4,937)
Net income (loss)	$7,209	$(1,059)	$18,028	$9,795

Diluted per share amounts:
Operating income	$0.21	$0.20	$0.58	$0.56
Realized investment gains (losses) after tax	0.01	(0.16)	0.02	(0.10)
Income from continuing operations	0.22	0.04	0.60	0.46
Loss from discontinued operations after tax	-	(0.07)	(0.04)	(0.15)
Net income (loss)	$0.22	$(0.03)	$0.56	$0.31

Vincent T. Donnelly, President and Chief Executive Officer commented, “PMA Capital produced improved operating results and book value growth in the quarter.  We continued to grow our core insurance business, while maintaining disciplined underwriting standards in a price competitive environment, and had significant growth in the revenues of our Fee-based Business.  Our combined ratio remained below 97% and for the first quarter since early 2006 our pricing on rate-sensitive workers’ compensation business increased.  The Company’s book value grew by 8% in the quarter and 15% in the first nine months of 2009 to $12.38 per share, reflecting improved values in our investment portfolio combined with our earnings.”

At The PMA Insurance Group, Mr. Donnelly noted the following significant operating highlights:
•	Pre-tax operating income increased to $13.6 million in the quarter, from $13.3 million in the third quarter of 2008, and increased to $38.8 million for the first nine months of 2009,

380 Sentry Parkway * Blue Bell, PA 19422-0754 * www.pmacapital.com compared to $38.3 million in the same period last year. The prior year-to-date results included a gain of $2.1 million from the sale of real estate;

•	The combined ratio was 95.8% in the quarter, which improved the year-to-date ratio to 96.2%;

•	Net investment income increased 7% in the quarter and 2% year-to-date, compared to the same periods last year, as the increase in investment portfolio assets more than offset the decrease in investment yields; and

•
Direct premium production, which excludes fronting premiums and premium adjustments, increased 3% in the third quarter to $154.8 million, and increased 3% during the first nine months of 2009 to $404.3 million.

Mr. Donnelly added, “We are continuing to grow our Fee-based Business, with revenues increasing 9% in the quarter and 16% for the first nine months of 2009 as a result of organic growth and our prior year acquisition of PMA Management Corp. of New England.  Organic growth of claims service revenues was 9% in the quarter and 12% during the first nine months of 2009.  Our Fee-based Business revenues of $59.8 million represent 15% of our total revenues in 2009.  Pre-tax operating income for our Fee-based Business was $1.6 million in the quarter, compared to $1.9 million for the same period last year, and $5.1 million for the first nine months of 2009, compared to $5.3 million for the same period in 2008.”

The Company previously announced the execution of a definitive stock purchase agreement (the “Agreement”) to sell its Run-off Operations and the filing of a Form A with the Pennsylvania Insurance Department.  On November 3, 2009, additional information regarding the Form A was filed with the Department.  Subject to the approval of the transaction by the Pennsylvania Insurance Department under the revised terms, the Company would make a capital contribution of $13 million at the closing of the sale.  This contribution will include cash of $3 million and a note payable in two equal installments of $5 million in 2010 and 2011.  The revised terms also include capital support agreements provided by the Company to the Run-off Operations in the event that its payments on claims in the excess workers’ compensation and certain excess liability (occurrence) lines of business exceed certain pre-established limits.  Such support is limited to an amount not to exceed $46 million and any payments with respect to the supported lines of business are not expected to commence until 2018 and may extend to 2052.  Under Generally Accepted Accounting Principles guidance for Guarantees, which requires guarantees to be recorded at fair value at inception, the Company estimates that the fair value of the capital support is approximately $13 million.  Upon the closing of the transaction, the Company expects to record an after-tax charge of approximately $17 million, or $0.52 per share, to record the impact of the capital contribution and the additional capital support.  The Company and the buyer have mutually agreed to extend the Agreement termination date to December 31, 2009.

Financial Condition

Total assets were $2.6 billion as of September 30, 2009, compared to $2.5 billion as of December 31, 2008.  Assets of discontinued operations represented 7% of total assets at September 30, 2009, compared to 10% at December 31, 2008.  At September 30, 2009, we had $33.7 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity and book value per share changed as follows:

	Three months ended		Nine months ended
	September 30, 2009		September 30, 2009
(in thousands, except per share data)	Shareholders' equity	Book value per share	Shareholders' equity	Book value per share
Balance, beginning of period	$368,998	$11.45	$344,656	$10.78
Net income	7,209	0.22	18,028	0.56
Unrealized gain on securities, net of tax	22,721	0.71	35,105	1.09
Other	244	-	1,383	0.04
Impact of change in shares outstanding	-	-	-	(0.09)
Balance, end of period	$399,172	$12.38	$399,172	$12.38

The insurance companies within The PMA Insurance Group had statutory capital and surplus of $385.1 million as of September 30, 2009, compared to $332.9 million as of December 31, 2008.  The increase in capital and surplus during 2009 related primarily to statutory net income, which included a benefit from the second quarter commutation of a reinsurance agreement with an affiliated entity.  The PMA Insurance Group has the ability to pay $31.8 million in dividends during 2009 without the prior approval of the Pennsylvania Insurance Department.

Segment Operating Results

Operating income, which we define as net income (loss) under GAAP excluding net realized investment gains and losses and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income (loss):

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2009	2008	2009	2008
Pre-tax operating income (loss):
The PMA Insurance Group	$13,616	$13,325	$38,768	$38,285
Fee-based Business	1,574	1,929	5,112	5,316
Corporate & Other	(4,768)	(5,319)	(14,935)	(15,754)
Pre-tax operating income	10,422	9,935	28,945	27,847
Income tax expense	3,690	3,530	10,323	9,876
Operating income	6,732	6,405	18,622	17,971
Realized investment gains (losses) after tax	517	(5,154)	697	(3,239)
Income from continuing operations	7,249	1,251	19,319	14,732
Loss from discontinued operations after tax	(40)	(2,310)	(1,291)	(4,937)
Net income (loss)	$7,209	$(1,059)	$18,028	$9,795

Income from continuing operations included the following after-tax net realized gains (losses):

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2009	2008	2009	2008
Net realized investment gains (losses) after tax:
Sales of investments	$517	$792	$3,907	$2,725
Other than temporary impairments	-	(5,946)	(3,210)	(5,946)
Other	-	-	-	(18)
Net realized investment gains (losses) after tax	$517	$(5,154)	$697	$(3,239)

We recorded other than temporary impairments of $3.2 million after-tax during the nine months ended September 30, 2009.  The impairments in the first nine months of 2009 related primarily to write-downs of $2.9 million on $45.9 million par of commercial mortgage-backed securities (CMBS) that we sold in order to reduce our exposure to this asset sector.  These write-downs were measured based on public market prices.  At September 30, 2009, our CMBS had an average credit rating of AAA and fair value of $81.4 million, which represented 93% of their amortized cost.  The prior year other than temporary impairments resulted from writing down our investments of Lehman Brothers senior debt and Fannie Mae preferred stock.  Details of the Company’s investment portfolio at September 30, 2009 and December 31, 2008 are posted on our website at www.pmacapital.com.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $13.6 million for the third quarter of 2009, compared to $13.3 million for the same period last year.  Year-to-date pre-tax operating income increased to $38.8 million, compared to $38.3 million for the first nine months of 2008.  The results for the first nine months of 2008 included a gain of $2.1 million from the sale of a property that housed one of our branch offices.

Direct premium production increased during the third quarter and first nine months of 2009, compared to the same periods last year.  We define direct premium production as direct premiums written,

excluding fronting premiums and premium adjustments.  The following is a reconciliation of our direct premium production to consolidated gross premiums written:

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2009	2008	2009	2008

Direct premium production	$154,754	$150,547	$404,333	$393,891
Fronting premiums	10,890	2,776	40,189	13,032
Premium adjustments	(3,521)	(5,008)	(11,150)	(18,836)
Direct premiums written	162,123	148,315	433,372	388,087
Assumed premiums and other	2,216	3,183	8,461	8,611
Gross premiums written	$164,339	$151,498	$441,833	$396,698

Fronting premiums increased in 2009 primarily as a result of the two fronting arrangements we entered into during August 2008.  The decrease in premium adjustments in 2009 primarily reflected a lower amount of return premium adjustments on loss-sensitive products where the insured shares in the underwriting result of the policy.  We write these retrospective products because we believe they provide us with greater certainty in achieving our targeted underwriting results as the customer shares in the underwriting result of the policy with us.

Excluding fronting business, we wrote $28.2 million and $99.7 million of new business in the third quarter and first nine months of 2009, compared to $39.4 million and $99.8 million during the same periods last year.  Pricing on our workers’ compensation rate-sensitive business increased 1% during the third quarter of 2009, compared to a 7% decrease during the third quarter last year, and on a year-to-date basis, it declined 1% during 2009, compared to a 7% decrease during 2008.  Payrolls on our renewal customer base decreased by 1% in the first nine months of 2009, compared to the same period in 2008.  Our renewal retention rates on existing workers’ compensation accounts were 84% for the third quarter and 81% for the first nine months of 2009, compared to 88% and 86% for the same periods last year.  The decline in the retention rates in 2009 primarily reflected lower retentions on rate-sensitive middle-market business as we continue to maintain disciplined underwriting standards in a price competitive environment.  While retention rates were also down on loss-sensitive workers’ compensation business, the decrease was lower than that on rate-sensitive business and retention rates remained higher for business written on a loss-sensitive basis than for business written on a rate-sensitive basis, reflecting our strategy to emphasize loss-sensitive business.

Net premiums earned were $102.6 million in the third quarter of 2009, compared to $98.1 million in the third quarter of 2008.  For the first nine months of 2009, net premiums earned increased to $314.8 million, from $286.9 million for the first nine months of 2008.  The increases in both periods reflect the increase in direct premiums written over the past year.

The combined ratio on a GAAP basis was 95.8% for the third quarter of 2009, compared to 95.2% in the third quarter last year.  The higher combined ratio in the third quarter of 2009 was the result of increases in the policyholders’ dividend and expense ratios, which were partially offset by a decrease in the loss and LAE ratio.  The decrease between periods in the loss and LAE ratio primarily reflected the impact of the Company’s managed care initiatives, and also related to modest favorable prior year development in our captive business.  The higher policyholders’ dividend ratio was primarily in our captive business and reflected better than anticipated underwriting and investment results in many of the captive programs.  In this business, the policyholders may receive a dividend based, to a large extent, on their program’s underwriting and investment results.  The increase in the expense ratio reflected higher state based assessments.

On a year-to-date basis, the combined ratio was 96.2% in 2009, compared to 96.5% for the same period in 2008.  The improvement in the combined ratio for the first nine months of 2009, compared to the first nine months of last year, was primarily the result of a lower expense ratio, which was partially offset by an increased policyholders’ dividend ratio.

The loss and LAE ratio remained relatively flat in the first nine months of 2009, compared to the prior year period, as the lower loss experience on our captive accounts business was offset by the first quarter reduction in audit premiums.  While payrolls on our renewal book have been stable overall, the 1% decrease was lower than the rate of growth we experienced in 2008.  As a result of the decrease, we reduced our accrual for additional audit premiums by $3.3 million during the first quarter of 2009.  Key loss indicators are in line with our expectations for this business, and we will continue to evaluate loss activity on these accounts as they mature, but we did not reduce our expectation of losses on these policies, which were primarily written in 2007 and 2008.  Although pricing changes coupled with payroll inflation for rate-sensitive workers’ compensation business were below overall estimated loss trends, our current accident year loss and LAE ratio remained consistent between periods as we continued to benefit in the first nine months of 2009 from changes in the type of workers’ compensation products selected by our insureds and from our managed care initiatives.  We estimate our medical cost inflation to be 6.0% in the first nine months of 2009, compared to our estimate of 6.5% in the first nine months of 2008.

The expense ratio for the first nine months of 2009, compared to the same period last year, benefited as the increase in net premiums earned outpaced the 2% increase in our controllable expenses, which include salary, benefits and other employee-related costs.  Commissions earned under our fronting arrangements reduced the acquisition expense ratios by 0.7 points for the third quarter and 0.6 points for the first nine months of 2009, compared to 0.4 points and 0.7 points for the same periods in 2008, as the ceding commissions earned on this business reduce our commission expense.

Net investment income increased to $9.4 million in the third quarter of 2009, compared to $8.8 million in the prior year quarter.  Net investment income was $27.4 million for the first nine months of 2009, compared to $26.8 million for the first nine months of 2008.  The increases in the third quarter and first nine months of 2009 were due primarily to increases in average invested assets, which were partially offset by lower investment yields.

Fee-based Business

For the third quarter of 2009, total revenues at our Fee-based Business increased to $20.6 million, from $18.8 million for the same period in 2008.  For the nine months ended September 30, 2009, total revenues increased to $59.8 million, compared to $51.5 million for the first nine months of 2008.  The increases in revenues primarily reflected increases in claims service revenues of $1.4 million and $9.2 million for the third quarter and first nine months of 2009.  The year-to-date increase in claims service revenues was partially offset by a decline in commission income of $1.2 million.  Organic claims service revenue growth was 9% in the quarter and 12% in the first nine months of 2009, compared to the same periods a year ago.  Claims service revenues also increased as a result of our June 2008 acquisition of PMA Management Corp. of New England, Inc.

Our Fee-based Business reported pre-tax operating income of $5.1 million for the first nine months of 2009, compared to $5.3 million for the same period last year.  The year-to-date results were reduced by lower net commissions earned by our agency business.  The decline in net commissions was partially offset by claims service revenues that increased at a faster rate than operating expenses.  For the third quarter, pre-tax operating income was $1.6 million, compared to $1.9 million for the same period last year.  The decline in the quarter was due to operating expenses increasing at a higher rate than the increase in revenues.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, reported net expenses of $4.8 million during the third quarter of 2009, compared to $5.3 million in the third quarter of 2008.  Net expenses were $14.9 million during the first nine months of 2009, compared to $15.8 million for the same period in 2008.  The decreases in net expenses in 2009 related primarily to lower stock-based compensation expense and lower interest expense on variable rate debt.

Discontinued Operations

Discontinued operations, which consists of our former reinsurance and excess and surplus lines businesses, had after-tax losses of $40,000 and $1.3 million for the three and nine months ended September 30, 2009, compared to after-tax losses of $2.3 million and $4.9 million for the same periods in 2008.  The loss for the first nine months of 2009 reflects the write-down of our carrying value of the discontinued operations to zero.  The loss for the first nine months of 2008 was due to an after-tax charge of $4.9 million for adverse loss development, including $2.3 million recorded in the third quarter.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 8:30 a.m. Eastern Time on Wednesday, November 4th to review our third quarter 2009 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-679-8038 (Domestic)	888-286-8010 (Domestic)
617-213-4850 (International)	617-801-6888 (International)
Passcode 48446807	Passcode 51517488

You may pre-register for the conference call using the following link:
www.theconferencingservice.com/prereg/key.process?key=PM4JGCJTD

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least five minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 11:30 a.m. Eastern Time on Wednesday, November 4th until 11:59 p.m. Eastern Time on Friday, December 4th.

Quarterly Statistical Supplement

Our Third Quarter Statistical Supplement, which provides more detailed information about our results, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the Securities and Exchange Commission on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition and results of operations and the plans and objectives of its management.  Forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “should” and “believe.”  These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•	adequacy of reserves for claim liabilities, including reserves for potential environmental and asbestos claims;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchase;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	the effects of emerging claims and coverage issues, including changing judicial interpretations of available coverage for certain insured losses;
•	the success with which our independent agents and brokers sell our products and our ability to collect payments from them;
•
legislative and regulatory changes that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department and any future action taken by the federal government with respect to regulation of the insurance industry;

•	our concentration in workers’ compensation insurance, which makes us particularly susceptible to adverse changes in that industry segment;
•	our ability to consummate the sale of our Run-off Operations as described above in a timely manner;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is extended beyond its December 31, 2014 termination date;

•	our ability to effectively compete in the highly competitive property and casualty insurance industry;
•	adverse economic or regulatory developments in the eastern part of the United States, particularly those affecting Pennsylvania, New York and New Jersey;
•	fluctuations in interest rates and other events that can adversely impact our investment portfolio;
•	disruptions in the financial markets that affect the value of our investment portfolio and our ability to sell our investments;
•	our ability to repay our indebtedness;
•	our ability to raise additional capital on financially favorable terms when required;
•	restrictions on our operations contained in any document governing our indebtedness;
•	the impact of future results on the value of recorded goodwill and other intangible assets and the recoverability of our deferred tax asset;
•	our ability to attract and retain qualified management personnel;
•	the outcome of any litigation against us;
•	provisions in our charter documents that can inhibit a change in control of our company; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(dollar amounts in thousands, except per share data)	2009	2008

Gross premiums written	$164,339	$151,498

Net premiums written	$119,259	$123,995

Revenues:
Net premiums earned	$102,428	$97,974
Claims service revenues	17,112	15,696
Commission income	2,747	2,637
Net investment income	9,522	8,870
Net realized investment gains (losses)	795	(7,929)
Other revenues	259	125
Total revenues	132,863	117,373

Expenses:
Losses and loss adjustment expenses	70,158	68,660
Acquisition expenses	16,046	15,898
Operating expenses	30,235	26,906
Dividends to policyholders	2,786	1,169
Interest expense	2,421	2,734
Total losses and expenses	121,646	115,367

Pre-tax income	11,217	2,006

Income tax expense (benefit):
Current	220	765
Deferred	3,748	(10)
Total income tax expense	3,968	755

Income from continuing operations	7,249	1,251

Loss from discontinued operations after tax	(40)	(2,310)

Net income (loss)	$7,209	$(1,059)

Income (loss) per share:

Basic:
Continuing Operations	$0.22	$0.04
Discontinued Operations	-	(0.07)
	$0.22	$(0.03)

Diluted:
Continuing Operations	$0.22	$0.04
Discontinued Operations	-	(0.07)
	$0.22	$(0.03)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30,
(dollar amounts in thousands, except per share data)	2009	2008

Gross premiums written	$441,833	$396,698

Net premiums written	$317,539	$316,924

Revenues:
Net premiums earned	$314,307	$286,490
Claims service revenues	49,631	40,585
Commission income	8,327	9,549
Net investment income	27,540	27,345
Net realized investment gains (losses)	1,072	(4,983)
Other revenues	625	2,485
Total revenues	401,502	361,471

Expenses:
Losses and loss adjustment expenses	219,427	200,154
Acquisition expenses	52,752	50,114
Operating expenses	86,160	76,586
Dividends to policyholders	5,743	3,544
Interest expense	7,403	8,209
Total losses and expenses	371,485	338,607

Pre-tax income	30,017	22,864

Income tax expense:
Current	729	916
Deferred	9,969	7,216
Total income tax expense	10,698	8,132

Income from continuing operations	19,319	14,732

Loss from discontinued operations after tax	(1,291)	(4,937)

Net income	$18,028	$9,795

Income (loss) per share:

Basic:
Continuing Operations	$0.60	$0.46
Discontinued Operations	(0.04)	(0.15)
	$0.56	$0.31

Diluted:
Continuing Operations	$0.60	$0.46
Discontinued Operations	(0.04)	(0.15)
	$0.56	$0.31

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(dollar amounts in thousands, except per share data)	2009	2008
Assets:
Investments:
Fixed maturities available for sale	$817,089	$719,048
Short-term investments	62,004	45,066
Other investments	22,669	8,127
Total investments	901,762	772,241

Cash	13,887	10,501
Accrued investment income	6,918	6,513
Premiums receivable	246,871	235,893
Reinsurance receivables	807,245	826,126
Prepaid reinsurance premiums	40,883	29,579
Deferred income taxes, net	110,358	138,514
Deferred acquisition costs	42,583	40,938
Funds held by reinsureds	56,623	51,754
Intangible assets	29,961	30,348
Other assets	126,015	116,646
Assets of discontinued operations	192,431	243,663
Total assets	$2,575,537	$2,502,716

Liabilities:
Unpaid losses and loss adjustment expenses	$1,259,940	$1,242,258
Unearned premiums	261,952	247,415
Debt	129,380	129,380
Accounts payable, accrued expenses
and other liabilities	250,304	216,266
Reinsurance funds held and balances payable	52,914	44,177
Dividends to policyholders	6,177	6,862
Liabilities of discontinued operations	215,698	271,702
Total liabilities	2,176,365	2,158,060

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	112,349	112,921
Retained earnings	152,670	140,184
Accumulated other comprehensive loss	(13,947)	(49,876)
Treasury stock, at cost	(22,990)	(29,663)
Total shareholders' equity	399,172	344,656
Total liabilities and shareholders' equity	$2,575,537	$2,502,716

Shareholders' equity per share	$12.38	$10.78